Exhibit 10.2

Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

This binding term sheet (this “Term Sheet”), dated as of April 17, 2024 (the “Effective Date”), is a binding and enforceable agreement among the parties hereto whereby Nature’s Miracle Holding Inc., a Delaware corporation (the “Purchaser” or “NMHI”), or any of its affiliates, shall purchase or otherwise acquire the Notes (as defined below) on the terms and conditions set forth herein, subject to (i) the completion of due diligence, applicable board and shareholder approvals, required third-party approvals, the Closing (as defined below) or any other of the conditions precedent and (ii) the execution and delivery of definitive transaction documentation (the “Definitive Documentation”).

Summary and Terms of the Transaction

Notes; Sellers	●	Senior Secured Convertible Note of Agrify (as defined below) (“Senior Note”) held by CP Acquisitions LLC (“CP”) app. $15.1M principal amount o/s at present.
	●	Second Amended and Restated Junior Note of Agrify (“Junior Note”) held by GIC Acquisition, LLC (“GIC”) app. $1.0M principal amount o/s at present and up to $2.0M at close of the Merger.
	●	Senior Note and Junior Note are collectively referred to herein as “Notes.”
	●	CP and GIC are collectively referred to herein as “Sellers.”

Purchaser	Nature’s Miracle Holding Inc. (NASDAQ: NMHI; NMHIW)

Merger	The parties hereto acknowledge that Purchaser intends to acquire Agrify Corporation (NASDAQ: AGFY) (“Agrify”), subject to the approval of the boards of directors of Purchaser and Agrify and pursuant to a Merger Agreement expected to be executed on or before May 15, 2024. The closing of the Merger (as defined in the Merger Agreement) is expected to occur no later than six (6) months following such execution (the “Closing”).

Transaction Summary	Simultaneously with and conditioned upon the consummation of the Closing (and potentially as terms and conditions to the Merger Agreement), the parties agree to effect the following transactions:

Junior and Senior Note Conversions:

● CP will convert $2.0M of the outstanding principal of the Senior Note in exchange for 3,021,148 shares of Purchaser’s common stock; and

● GIC will convert $1.0M of the outstanding principal of the Junior Note in exchange for 1,510,574 shares of Purchaser’s common stock.

Junior Note Sale:

Purchaser will purchase the remaining post-conversion Junior Note from GIC for a purchase price payable in cash at the Closing equal to the outstanding principal balance thereof (app. $1.0M) (the “Junior Note Sale”). (For the avoidance of doubt as of the date of this Term Sheet, GIC holds a $1,000,000 Junior Secured Note but it is anticipated that GIC will loan Agrify an additional $1,000,000 prior to the Closing.)

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Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

Senior Note Sale:

Purchaser will purchase the remaining post-conversion Senior Note from CP in two separate tranches:
1.	$3.0M of the Senior Note principal amount will be purchased at the Closing for $3.0M in cash due at the Closing; and
2.	The remaining app. $10.1M of the Senior Note principal amount will be purchased for $7.0M in cash due within twelve (12) months of the Closing (collectively, the “Senior Note Sale” and together with the Junior Note Sale, the “Notes Transactions”). In the case that CP and Purchaser complete the restructuring of the terms under Agrify’s TTK projects as specified below, the remaining $10.1M principal of the Senior Note shall be reduced by the $3.1M discount such that the Senior Note principal shall be $7.0M, which Purchaser will purchase for $7.0M within twelve (12) months of the Closing. For the avoidance of doubt, upon the completion of the restructuring of the Agrify TTK projects as specified below, the $10.1M Senior Note principal shall automatically be reduced to $7.0M.

Until the completion of the Senior Note Sale and the receipt of payment in full, the outstanding portion of the Senior Note held by CP will remain secured by the Agrify assets and full payment under the Senior Note Sale will be guaranteed by Purchaser (or any parent entity or successor-in-interest), to the reasonable satisfaction of CP.

The parties hereto acknowledge that in consideration for the app. $3.1M discount on the Senior Note in the Senior Note Sale, CP (on behalf of itself and its affiliates) and Purchaser agree to potentially restructure some of the terms under Agrify’s current total turn-key (TTK) projects after the completion of the Closing.

Covenants	The Definitive Documentation will include standard negative and affirmative pre-closing and representations and warranties.
Board & Officer Roles; Acceleration	The parties hereto acknowledge that subsequent to the completion of the Closing, Raymond Chang, the principal of CP and GIC and currently the CEO/President and a member of the Board of Directors of Agrify, has agreed to serve as (i) a member of the Board of Directors of Purchaser and (ii) the President of the new wholly-owned subsidiary formed by Purchaser in connection with the Merger.

However, the parties agree that should Mr. Chang (i) be terminated from his roles as an officer and director as described above after the Closing but before the twelve (12) month anniversary of the Closing or (ii) fail to be appointed to such roles within two (2) business days of the Closing, then the second tranche of the Senior Note Sale described above will be accelerated and the payment by Purchaser of $7.0M in cash to CP will become immediately due.

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Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

Other Conditions

Fees and Expenses

Each party hereto shall pay for its own fees and expenses in relation to the transactions proposed in this Term Sheet and the negotiation and preparation hereof, including without limitation the due diligence fees, accounting and legal fees, and any other fees or expenses associated thereof.

Conditions Precedent to the Consummation of the Notes Transactions	Customary conditions precedent to the completion of the Notes Transaction, in addition to the Closing, shall include the following, which is not exhaustive:

	●	the execution of the Definitive Documentation for the Notes Transactions (which shall include the provisions of customary representations and warranties by the Sellers and Purchaser) and closing certificates acceptable to the Purchaser and the Sellers;

	●	compliance by the Sellers with all applicable regulatory, governmental, and corporate requirements;

	●	the completion of business, legal, and financial due diligence by both parties prior to signing the Definitive Documentation;
	●	approval of the Board of Directors of the Purchaser;
	●	approval of the Boards of Directors of the Purchaser and Agrify of Merger and Merger Agreement;
	●	if required pursuant to the rules and regulations of Nasdaq, the approval of the requisite number of shares of the outstanding shares of NMHI.
	●	receipt by the Board of Directors of the Purchaser of a customary fairness opinion that the Note Transactions are fair, from a financial point of view, to the shareholders of the Purchaser;
	●	approval of the stockholders of the Purchaser of the Merger, if required;
	●	any consents required under the Notes, if required;
	●	the filing of all reports of the Sellers that are required to be filed with the Securities and Exchange Commission (“SEC”);
	●	compliance by the Purchaser with all applicable Nasdaq rules; and
	●	the declaration of effectiveness by the SEC of the registration statement on Form S-4 filed in connection with the transactions contemplated by the Merger.

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Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

Confidentiality

Without prejudice to any non-disclosure or confidentiality agreement between the Sellers and the Purchaser, each of the Sellers and the Purchaser agrees to keep confidential and not to disclose to any person or entity the contents of this Term Sheet and/or the fact that discussions or negotiations are taking place or have taken place between the Sellers and the Purchaser in connection with the proposed transactions described herein, provided that the Sellers and the Purchaser may disclose such confidential information to their respective attorneys, accountants, advisors and consultants for the sole purpose of evaluating the transactions contemplated by this Term Sheet, and such other parties shall agree to keep such information confidential to the same degree as the receiving party. The parties hereto acknowledge that the confidential information of each party may constitute material non-public financial information (of the Purchaser, Agrify or otherwise) and no party hereto may trade in any applicable securities while aware of any such material non-public financial information or use such information, either directly or indirectly, in violation of the US securities laws.

Exclusivity

The parties hereto acknowledge that following the execution of this Term Sheet, Purchaser anticipates the incurrence of substantial costs and the expenditure of substantial efforts in the conduct of its due diligence, and the preparation and negotiation of the Definitive Documentation. In consideration of Purchaser’s incurrence of costs and expenditure of such efforts, Sellers agree that, from the date of this Term Sheet until the earlier of (i) the Expiration Date, and (ii) the termination of the Term Sheet (the “Exclusivity Period”), Sellers will not, and will cause their respective managers, officers, directors, employees, other affiliates, agents, and others not to, initiate, encourage (including by way of furnishing any non-public information concerning the Notes), solicit, conduct, or continue any negotiations or discussions with or enter into any agreement with any third party (other than Purchaser) relating to the acquisition of all or any portion of the Notes (whether by merger, share purchase, asset purchase, lease, exclusive license, or otherwise). Each party hereto hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Term Sheet while effective through any transaction, transfer, pledge, agreement, recapitalization, loan, lease, assignment, or otherwise.

Access

During the Exclusivity Period, each of Sellers and Purchaser will operate only in the ordinary course, consistent with past practices, and will provide the other party and its advisors and representatives, at reasonable times and upon reasonable notice, with access to its (i) properties, books, records, accounts, and documents, (ii) employees, agents, and advisors, and (iii) customers, vendors, sales representatives, and others having significant relationships with Sellers. Each party agrees to honor all reasonable requests of the other party and its advisors and representatives for other information and materials that relate to such party and its business.

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Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

Public Disclosure

So long as this Term Sheet is in effect, none of the parties hereto will, and shall cause their respective subsidiaries not to, disseminate any press release or other public announcement or disclosure concerning this Term Sheet or the transactions contemplated by this Term Sheet, except as may be required by applicable law or the rules of a recognized securities exchange, including Nasdaq, without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, without the prior written consent of the other party or parties, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other party or parties.

Term and Termination

This Term Sheet shall become effective upon the Effective Date and will remain in effect until June 30, 2024 (the “Expiration Date”) or earlier terminated as set forth below.

This Term Sheet shall be terminated upon the earlier of (i) the Expiration Date, or (ii) at any time by mutual written agreement or notice of the parties hereto.

Governing Law and Binding Effect

This Term Sheet shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any applicable conflicts of law.

No legal suit, action, or proceeding arising out of or relating to this Term Sheet or the transactions contemplated hereby (each, a “Related Proceeding”) may be commenced, prosecuted, or continued in any court other than the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, which courts (collectively, the “Specified Courts”) shall have jurisdiction over the adjudication of any Related Proceeding, and the parties to this Term Sheet hereby irrevocably consent to the exclusive jurisdiction the Specified Courts and personal service of process with respect thereto. The parties to this Term Sheet hereby irrevocably waive any objection to the laying of the venue of any Related Proceeding in the Specified Courts and irrevocably waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

Each of the parties hereto agrees to act in good faith and on an exclusive basis to prepare and negotiate the Definitive Documentation with respect to matters referred to herein, based upon this Term Sheet. It is understood that this Term Sheet does not contain all matters upon which agreement must be reached in order for the proposed transaction to be consummated.

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Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

Compliance with Laws

For clarity, entering into the Definitive Documentation and the performance of each party’s obligations contemplated hereunder is conditioned by and subject to compliance with all applicable laws, rules and regulations, including but not limited to the U.S. federal and relevant state securities laws, the Nasdaq rules and U.S. federal and relevant state cannabis laws.

Amendment; Assignment

This Term Sheet may only be modified by mutual consent of all of the parties hereto. Neither this Term Sheet, nor any rights or obligations hereunder, may be assigned, delegated or conveyed by any party without the prior written consent of the other parties hereto.

Entire Agreement; Counterparts

This Term Sheet constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes all oral or written prior or contemporaneous agreements, statements or negotiations regarding the same. This Term Sheet may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. A signed copy of this Term Sheet delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Term Sheet.

By executing this Term Sheet, the Sellers and the Purchaser represent and warrant that this term sheet has been duly authorized, executed, and delivered.

[SIGNATURE PAGE TO MERGER TERM SHEET TO FOLLOW]

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Agrify Debt Purchase

Binding Term Sheet - CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date set forth above.

Nature’s Miracle Holding Inc.

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chairman of the Board and
Chief Executive Officer

CP Acquisitions LLC		GIC Acquisition, LLC

By:	/s/ Raymond Chang	By:	/s/ Raymond Chang
Name:	Raymond Chang	Name:	Raymond Chang
Title:	Manager	Title:	Manager

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